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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AVAYA INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        The following information should be read in conjunction with the definitive proxy statement (the "Proxy Statement") on Schedule 14A, filed by Avaya with the SEC on August 15, 2007 and mailed to Avaya's stockholders on or about August 16, 2007 and with reference to the sections "The Merger—Opinion of our Financial Advisor" and "The Merger—Certain Projections" contained in the Proxy Statement. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

        Following substantial negotiations and discussions between representatives of the plaintiff in the Second Delaware Action (as defined in the Proxy Statement) and the defendants in that action, an agreement in principle was reached to settle the Second Delaware Action with the plaintiff in that action based on, among other things, the disclosure contained in this Schedule 14A and the additional disclosures made in the Proxy Statement pursuant to the agreement in principle reached with plaintiffs in the Delaware Action and the New Jersey Actions. Settlement of the Second Delaware Action (and the separate Delaware Action and New Jersey Actions described in the Proxy Statement) is contingent on the execution of a Memorandum of Understanding ("MOU") (in form satisfactory to all parties), confirmatory discovery, a stipulation of settlement (also in form satisfactory to all parties) and court approval. There can be no assurances that an MOU will be executed and that a settlement will be submitted for court approval.

        The defendants continue to believe that the Second Delaware Action, Delaware Action and New Jersey Actions (the "Actions") are without merit, and that the information that plaintiffs claim was omitted is inaccurate, not material or was otherwise already disclosed. Our directors, together with the Company and the Investors, each have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Actions, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties and are settling these Actions solely to eliminate the burden and expense of further litigation.

        As discussed in the Proxy Statement (see "The Merger—Certain Projections" in the Proxy Statement), Avaya provided Credit Suisse, the Company's financial advisor, with projections of Avaya's operating performance for fiscal years 2007 through 2009 (the "Projections") for use in connection with the Company's financial advisor's financial analysis, as summarized in the section "The Merger—Opinion of Our Financial Advisor" in the Proxy Statement. As a matter of general practice, the Company's management does not prepare financial projections of the type presented in the Projections, for internal use or otherwise, for periods beyond three fiscal years. Estimates of Avaya's operating performance for fiscal years 2010 through 2012, which were used by the Company's financial advisor in connection with its discounted cash flow analysis, were based on mathematical extrapolations of the financial information presented in the Projections (and, as explained below, were based upon substantially the same financial and operating assumptions and estimates used by management to calculate the projected financial information for fiscal year 2009).

        The Projections for fiscal years 2007 through 2009 and estimated financial information for fiscal years 2010 and 2011 included the following:

	Fiscal Year ended September 30
	2007(1)	2008(1)	2009(1)	2010(2)	2011(2)
	(in millions)
Revenue	$5,315	$5,556	$5,855	$6,175	$6,518
Operating Income	$273	$450	$594	$679	$717
Net Income	$201	$316	$418	—	—
EBITDA(3)(4)	$711	$771	$915	$965	$1,019
Capital Expenditures	$240	$257	$277	$292	$308

(1)
Please refer to "The Merger—Certain Projections" in the Proxy Statement for further information and qualifications related to the Projections.

(2)
Net Income was not extrapolated for fiscal years 2010 and 2011 (and was not a metric used by the Company's financial advisor in connection with its discounted cash flow analysis).

(3)
Fiscal year 2012 estimated EBITDA of $1,075 million was also extrapolated for purposes of calculating terminal values for Avaya in connection with the discounted cash flow analysis performed by the Company's financial advisor.

(4)
Represents a non-GAAP measure of earnings before interest, taxes, depreciation and amortization and, for 2007, 2008 and 2009, restructuring charges of $150 million, $50 million and $50 million, respectively.

        In developing the estimated financial information for fiscal years 2010 through 2012, numerous assumptions were made about Avaya's industry, markets, products and services and ability to execute on its plans, including (1) that the rate of growth in revenue for the Company's products and services would continue at the same rates, respectively, as represented in the Projections for 2009, (2) that other key measures of financial performance, such as gross margin, research and development expense and sales, general & administrative expenses would represent the same percentages of revenue for each year as represented in the Projections for 2009 and (3) that there would be no further restructuring charges after 2009. See "The Merger—Certain Projections" in the Proxy Statement for further information, important qualifications and assumptions related to the Projections. The estimated financial information referred to above for fiscal years 2010 through 2012 was not provided to Silver Lake Partners ("SLP") or TPG ("TPG" and, together with SLP, "SLP/TPG") or their financing sources or any other bidder in connection with their due diligence review of the Company.

        Avaya's independent auditors have not examined, compiled or otherwise applied procedures to the Projections or the estimated financial information and accordingly assume no responsibility for them. Although the Projections and estimated financial information presented above are presented with numerical specificity, these Projections and estimated financial information reflect numerous assumptions and estimates as to future events that were reasonable at the time the Projections and estimated financial information were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for Avaya's existing and new products and services, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the Projections and estimated financial information or the underlying assumptions thereof not to be reflective of actual future results. In addition, these Projections and estimated financial information do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the acquisition of the Company by Sierra Holdings Corp. in a cash merger (the "Merger") or any changes to Avaya's operations or strategy that may be implemented after completion of the Merger. Accordingly, there can be no assurance that the Projections and estimated financial information will be realized, and actual results may be materially greater or less than those contained therein. The inclusion of this information should not be regarded as an indication that SLP/TPG, Credit Suisse or any other recipient of this information considered, or now considers, to be predictive of actual future results.

***

Additional Information

        Stockholders and other interested parties may obtain, without charge, a copy of the definitive proxy statement, additional solicitation materials and any other documents filed by Avaya at the SEC's website at http://www.sec.gov. The definitive proxy statement, additional solicitation materials and other relevant documents filed by Avaya may also be obtained, free of charge, from Avaya by directing such request by mail to Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920, attn: Investor Relations, telephone (908) 953-7501, or from the Company's website at http://investors.avaya.com.

Forward Looking Statements

        This disclosure contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Avaya's current expectations or forecasts of future events and involve risks and uncertainties that could cause actual outcomes and results to differ materially, including but not limited to:

  •
  price and product competition, including from competitors who may offer products and applications similar to those we offer as part of another offering, and from current leaders in information technology which benefit from the convergence of enterprise voice and data networks;

  •
  rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

  •
  dependence on new product development;

  •
  customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing erosion and cancellations;

  •
  supply issues related to our outsourced manufacturing operations, logistics, distribution or components;

  •
  risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors' decisions regarding their own inventory levels;

  •
  general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

  •
  the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of a large percentage of our business being conducted in Europe;

  •
  the ability to successfully integrate acquired companies, which may require significant management time and attention;

  •
  the ability to attract and retain qualified employees;

  •
  control of costs and expenses, including difficulties in completing restructuring actions in a timely and efficient manner due to labor laws and required approvals;

  •
  U.S. and non-U.S. government regulation; and

  •
  the ability to form and implement alliances.

        For a further list and description of such risks and uncertainties, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Avaya's filings with the SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

***

        On August 31, 2007, the Company issued the following press release in connection with the foregoing:

AVAYA INC. FILES ADDITIONAL SOLICITATION MATERIALS WITH THE SEC

        BASKING RIDGE, N.J.—Avaya Inc. (NYSE:AV) announced today that it has filed additional solicitation materials with the SEC relating to certain financial projections and estimates of Avaya's operating performance which were used by its financial advisor in connection with the proposed merger of Avaya.

        Stockholders and other interested parties may obtain, without charge, a copy of the definitive proxy statement and additional solicitation materials filed by Avaya at the SEC's website at http://www.sec.gov or from the company's website at http://investors.avaya.com.

About Avaya

        Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®, use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications-Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information, visit the company's website at http://www.avaya.com.

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AVAYA INC. FILES ADDITIONAL SOLICITATION MATERIALS WITH THE SEC